Exhibit 12.4

PECO Energy Company

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2008	2009	2010	2011	2012
Pre-tax income from continuing operations	475	499	476	535	508
Plus: Loss from equity investees	16	24	—	—	—
Less: Capitalized interest	(3)	(2)	(4)	(4)	(2)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	488	521	472	531	506
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	229	185	193	135	122
Interest component of rental expense (a)	9	9	10	9	9

Total fixed charges	238	194	203	144	131

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	726	715	675	675	637
Ratio of earnings to fixed charges	3.1	3.7	3.3	4.7	4.9

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

PECO Energy Company

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2008	2009	2010	2011	2012
Pre-tax income from continuing operations	475	499	476	535	508
Plus: Loss from equity investees	16	24	—	—	—
Less: Capitalized interest	(3)	(2)	(4)	(4)	(2)
Preference security dividend requirements	(6)	(6)	(6)	(6)	(5)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	482	515	466	525	501
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	229	185	193	135	122
Interest component of rental expense (a)	9	9	10	9	9
Preference security dividend requirements	6	6	6	6	5

Total fixed charges	244	200	209	150	136
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	726	715	675	675	637
Ratio of earnings to fixed charges and preferred stock dividends	3.0	3.6	3.2	4.5	4.7

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.